                                                                     EXHIBIT 1.3

                            Kenlin Pet Supply, Inc.

                              Financial Statements

                                 July 31, 1995



                                    CONTENTS


Report of Independent Auditors.............................   1
Balance Sheets.............................................   2
Statements of Operations and Retained Earnings (Deficit)...   3
Statements of Cash Flows...................................   4
Notes to Financial Statements..............................   5

                        Report of Independent Auditors

Board of Directors
Kenlin Pet Supply, Inc.


We have audited the accompanying balance sheets of Kenlin Pet Supply, Inc. as of July 31, 1995 and 1994 and the related statements of operations and retained earnings (deficit) and cash flows for each of the two years in the period ended July 31, 1995 and the period August 21, 1992 (commencement date of operations) through July 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kenlin Pet Supply, Inc. at July 31, 1995 and 1994 and the results of its operations and its cash flows for each of the two years in the period ended July 31, 1995 and the period August 21, 1992 (commencement date of operations) through July 31, 1993 in conformity with generally accepted accounting principles.


                                            Ernst & Young LLP

Hackensack, New Jersey
September 22, 1995

                            Kenlin Pet Supply, Inc.

                                 Balance Sheets


                                                    JULY 31         MARCH 30
                                                     1994        1995       1996
                                                 ----------- ----------- -----------
                                                                         (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                      $   539,718 $    41,681 $    98,539
  Accounts receivable, less allowances
   of $133,044 in 1994 and $212,728 in 1995        3,247,337   3,952,587   5,069,213
  Merchandise inventories                          7,701,598   8,190,580   9,987,463
  Miscellaneous receivables and other
   current assets                                    501,649     529,718     544,185
  Prepaid income taxes                                            92,300
  Deferred taxes (Note 4)                            163,100     203,900     203,900
                                                 ----------- ----------- -----------
  Total current assets                            12,153,402  13,010,766  15,903,300

  Other assets                                        66,508      80,131      83,630
  Equipment, furniture, fixtures and
    leasehold improvements, net of
    accumulated  depreciation of
    $454,926 in 1994 and $764,454 in 1995            926,607   1,172,592   1,595,647
  Intangibles and deferred financing
    costs, net                                     1,206,044     775,847   1,032,789
  Organization and start-up costs, net               430,793     289,905     242,286
  Goodwill, net                                    2,860,195   2,785,041   2,967,003
                                                 ----------- ----------- -----------
                                                 $17,643,549 $18,114,282 $21,824,655
                                                 =========== =========== ===========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of notes payable and
    long-term debt (Note 2)                      $ 1,721,812 $   462,638
  Accounts payable                                 1,175,488   2,053,728 $ 2,402,652
  Accrued expenses and other current
    liabilities                                      759,188     960,574   1,129,376
  Income taxes payable                               472,027      61,547     230,509
                                                 ----------- ----------- -----------
  Total current liabilities                        4,128,515   3,538,487   3,762,537

Other liabilities:
  Deferred taxes (Note 4)                             24,600         400         400
  Notes payable and long-term debt
    (Note 2)                                       9,205,430   8,950,265  11,080,507

Redeemable preferred stock (Note 3):
  Cumulative, redeemable preferred stock,
    par value $1.00 per share, authorized
    10,000 shares, issued and outstanding
    2,867  shares for 1994 and
    3,107 shares for 1995                          2,866,849   3,106,849   3,227,505

Common stockholders' equity (Notes 3 and 5):
   Class A voting common stock,
     par value $.01 per share,
     authorized 11,000 shares,
     issued and outstanding 2,822 shares                  28          28          28
  Class B non-voting common stock,
    par value $.01 per share,
    authorized 11,000 shares,
    issued and outstanding 4,000 shares                   40          40          40
  Class C voting common stock,
    par value $.01 per share,
    authorized 11,000 shares,
    issued and outstanding 2,378 shares                   24          24          24
  Additional paid-in capital                         873,059     873,059     873,059
  Retained earnings                                  545,004   1,645,130   2,880,555
                                                 ----------- ----------- -----------
  Total common stockholders' equity                1,418,155   2,518,281   3,753,706
                                                 ----------- ----------- -----------
                                                 $17,643,549 $18,114,282 $21,824,655
                                                 =========== =========== ===========

See accompanying notes.

                            Kenlin Pet Supply, Inc.

            Statements of Operations and Retained Earnings (Deficit)


                                     PERIOD                                          EIGHT MONTHS ENDED
                                     ENDED           YEAR ENDED JULY 31                    MARCH 30
                                    JULY 31       --------------------------       ---------------------------
                                     1993            1994           1995              1995            1996
                                  ------------    ------------    ----------        ----------      ----------
                                                                                           (Unaudited)
Net sales                          $44,716,387     $53,253,525     $62,979,341     $42,888,323     $48,748,181
Cost of goods sold                  33,394,092      38,603,547      45,783,989      31,250,001      35,338,857
                                  ------------    ------------    ----------        ----------      ----------
Gross profit                        11,322,295      14,649,978      17,195,352      11,638,322      13,409,324

Selling, general and
  administrative expenses            9,163,816      11,214,833      13,133,341       8,845,294       9,973,112
                                  ------------    ------------    ----------        ----------      ----------
Income from operations               2,158,479       3,435,145       4,062,011       2,793,028       3,436,212

Amortization expense                   965,474         907,902         646,239         441,759         396,640
Interest expense                     1,225,230       1,130,709       1,134,921         771,561         726,486
Other income-net                        41,095          31,026          19,275          (7,271)        (15,643)
Income before income taxes               8,870       1,427,560       2,300,126       1,572,437       2,297,443

Provision for income taxes
  (Note 4)                              28,200         623,226         960,000         649,016         941,362
                                  ------------    ------------    ----------        ----------      ----------
Net income (loss)                      (19,330)        804,334       1,340,126         923,421       1,356,081

Dividends on redeemable
  preferred stock                                     (240,000)     (240,000)          120,985         120,656
Retained earnings (deficit)
  at beginning of year                       -         (19,330)      545,004           545,004       1,645,130
                                  ------------    ------------    ----------        ----------      ----------
Retained earnings (deficit)
  at end of year                  $    (19,330)   $    545,004    $1,645,130        $1,347,440      $2,880,555
                                  ============    ============    ==========        ==========      ==========

See accompanying notes.

                            Kenlin Pet Supply, Inc.

                           Statements of Cash Flows



                                              PERIOD                                                   EIGHT MONTHS ENDED
                                               ENDED               YEAR ENDED JULY 31                       MARCH 30
                                              JULY 31         ------------------------------        ---------------------------
                                               1993              1994               1995               1995           1996
                                            -----------       -----------        -----------        -----------     -----------
                                                                                                             (Unaudited)
OPERATING ACTIVITIES
Net income                                 $    (19,330)      $   804,334        $ 1,340,126        $   923,421     $ 1,356,081
Adjustments to reconcile net income
  to net cash provided by
  operating activities:
  Depreciation and amortization               1,166,384         1,177,364            999,933            683,092         725,675
  Loss on disposal of assets                      9,575            17,134
  Provision for doubtful accounts               143,582           167,820            182,084             30,517          99,971
  Deferred tax benefit                         (121,500)          (17,000)           (65,000)

Changes in operating assets
  and liabilities:
  Accounts receivable                          (279,076)         (174,498)          (887,334)        (1,053,016)     (1,125,784)
  Inventories                                 2,100,224            63,557           (488,982)          (646,513)     (1,179,433)
  Miscellaneous receivables and
    other current assets                         29,322          (117,126)          (120,369)           135,180          77,833
  Other assets                                  (59,358)           (7,150)           (13,623)                            (3,499)

  Accounts payable                             (378,538)          213,565            878,240            828,576         220,507
  Organization and start-up costs               (38,020)
  Accrued expenses and other current
     liabilities                                260,650           354,909           (209,094)           (17,257)        296,337
                                            -----------       -----------        -----------        -----------     -----------
Net cash provided by operating activities     2,813,915         2,482,909          1,615,981            884,000         467,688

INVESTING ACTIVITIES
Cash paid for acquired business                                                                                        (877,012)
Purchase of equipment, furniture,
  fixtures and leasehold improvements          (282,020)         (365,767)          (599,679)          (460,633)       (563,740)
                                            -----------       -----------        -----------        -----------     -----------
Net cash used in investing activities          (282,020)         (365,767)          (599,679)          (460,633)     (1,440,752)

FINANCING ACTIVITIES
Proceeds from (principal payments
  on) notes payable and long-term debt         (225,000)       (1,590,550)        (1,687,289)        (1,480,777)      1,492,560
Net proceeds (repayments) on revolving
  credit note payable                        (1,950,000)         (646,950)           172,950            570,157        (462,638)
                                            -----------       -----------        -----------        -----------     -----------
Net cash (used in) provided by
   financing activities                      (2,175,000)       (2,237,500)        (1,514,339)          (910,620)      1,029,922
                                            -----------       -----------        -----------        -----------     -----------
Net (decrease) increase in cash
  and cash equivalents                          356,895          (120,358)          (498,037)          (487,253)         56,858
Cash and cash equivalents at beginning
  of year                                       303,181           660,076            539,718            539,718          41,681
                                            -----------       -----------        -----------        -----------     -----------
Cash and cash equivalents at end of year   $    660,076       $   539,718        $    41,681        $    52,465     $    98,539
                                           ============       ===========        ===========        ===========     ===========
SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid during the year for:
  Interest                                 $ 1,194,831        $ 1,130,710        $ 1,134,921        $   771,561     $   726,486
  Federal and state income taxes               197,500            118,756          1,527,780          1,035,692         843,753

Non-cash investing and financing
  activities:
  Issuance of note payable for
    acquired business                                                                                                   650,000


 Liabilities assumed from acquired
   business                                                                                                             128,417

See accompanying notes.

                            Kenlin Pet Supply, Inc.

                         Notes to Financial Statements

                                 July 31, 1995



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

On August 21, 1992 (commencement of operations), Kenlin Acquisition Corporation ("Kenlin") purchased certain assets and assumed certain liabilities of Kenlin Pet Supply, Inc. (the "Seller"). Prior to this transaction, Kenlin was inactive. Also on this date, Kenlin changed its name to Kenlin Pet Supply, Inc. (the "Company"). The transaction was accounted for as a purchase.

CONCENTRATION OF CREDIT RISK

The Company is engaged in the distribution of a broad line of pet supply products, principally to retail outlets, in the Northeastern and Midatlantic United States. No individual customer represents a significant percentage of sales. The Company performs periodic credit evaluations of its customers and requires certain customers to personally guarantee amounts due.

CASH EQUIVALENTS

Cash equivalents consist of highly-liquid investments with a maturity of three months or less when purchased.

MERCHANDISE INVENTORIES

Inventories are stated at the lower of cost (average cost) or market.

INCOME TAXES

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

EQUIPMENT, FURNITURE, FIXTURES AND LEASEHOLD IMPROVEMENTS

Equipment, furniture, fixtures and leasehold improvements are stated at cost. Depreciation is provided on the straight-line basis over estimated useful lives of the related assets or the remaining term of the lease, which range from 3 to 10 years.

                            Kenlin Pet Supply, Inc.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLES AND DEFERRED FINANCING COSTS

Intangible assets include values assigned to a non-compete agreement ($1,500,000) and consulting services agreement ($750,000) with the controlling shareholder of the Seller. The non-compete agreement is being amortized over a period of five years and the consulting services agreement was amortized over a 2 year period. Accumulated amortization of the non-compete and consulting services agreements at July 31, 1995 and 1994 was $1,632,740 and $1,315,480, respectively. Goodwill, all of which resulted from the purchase transaction described above is being amortized over 40 years. Accumulated amortization of goodwill at July 31, 1995 and 1994 was $221,126 and $145,972, respectively.

Costs incurred in connection with long-term debt have been deferred and are being amortized over the lives of the related debt issues using the interest method. Accumulated amortization of deferred financing costs at July 31, 1995 and 1994 was $251,213 and $138,276, respectively.

ORGANIZATION AND START-UP COSTS

Costs associated with the organization of the corporation and other costs incurred to complete the acquisition and start the business operations described above are being amortized over 60 months. Accumulated amortization of these costs at July 31, 1995 and 1994 was $414,536 and $273,648, respectively.

INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements as of March 30, 1996 and for each of the eight month periods ended March 30, 1996 and 1995 include all adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the periods presented. All adjustments are of a normal recurring nature. The results of the Company's operations for the eight months ended March 30, 1996 are not necessarily indicative of the results of operations for a full fiscal year.

                            Kenlin Pet Supply, Inc.

2.  NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consists of the following:

                                                    JULY 31
                                               1994         1995
                                           -----------   ----------
 Revolving credit note payable             $ 1,827,050   $2,000,000

 Term note payable to bank, payable in
  quarterly  installments in increasing
  amounts, including interest which has
  accrued from the last monthly payment
  of interest, through August 1998
  (Tranche A Note)                           2,184,450      462,638

 Term note payable to bank, payable in
  quarterly installments of $250,000
  commencing November 30, 1997 through
  August 31, 1998 and $375,000 through
  August 31, 1999, including interest
  which has accrued from the last
  monthly payment of interest, through
  August 1999 (Tranche B Note)               2,500,000    2,500,000


 Subordinated note payable to Seller,
  payable on August 31, 2002, with
  interest payable in quarterly
  installments commencing November 30,
  1992 at 10%, through August 2002           4,415,742    4,415,742

 Capital lease obligation                                    34,523
                                           -----------   ----------
                                            10,927,242    9,412,903
 Less current portion                        1,721,812      462,638
                                           -----------   ----------
 Total long-term debt                      $ 9,205,430   $8,950,265
                                           ===========   ==========

The revolving credit note payable represents the amount outstanding under a $6 million revolving credit note with a bank due the earlier of August 21, 1999 or the date on which the two term loans are paid in full. Any unused portion of the revolving credit facility is subject to a .5% commitment fee. Borrowings under the revolving credit note are based on a specific borrowing formula based on eligible assets. The outstanding balance under the revolving credit note has been excluded from current liabilities because the Company intends that at least that amount would remain outstanding under this agreement for an uninterrupted period extending beyond one year from the balance sheet date. The revolving credit note payable and two term loans ("senior loans") bear interest, payable monthly, based upon a rate option selected by the Company and adjusted based upon the

                            Kenlin Pet Supply, Inc.

2.  NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

terms of each note. The rates in effect at July 31, 1995 are 10.38%, 10.63%, and 13.13%, respectively (8.78%, 9.04% and 11.54%, respectively, at July 31,
1994). The senior loans are collateralized by substantially all assets of the Company. Among other things, the senior loans restrict the Company's ability to incur additional indebtedness and require the Company to maintain certain financial ratios. In addition, the repayment terms of the senior loans call for accelerated payments based upon "excess cash flow" (as defined). At July 31, 1995, $217,970 has been classified as a current liability based on 1995 excess cash flows.

In accordance with the terms of the senior loans, the Company had an interest rate cap agreement for a notional principal amount of $5 million, which provided for a maximum increase of 2.72% over the rate in effect at the date of the agreement for a period of thirty months. This agreement expired in April 1995

The subordinated note payable is subject to a mandatory prepayment schedule at such time that all senior loans have been paid in full ("senior loan payment date"). The prepayment schedule provides that 20% of the principal be paid on the first through fifth anniversary date of such payment date.

As of July 31, 1995, maturities of bank loans and notes payable over the next five fiscal years are as follows:

                   1996            $  462,638
                   1997                    --
                   1998               750,000
                   1999             1,375,000
                   2000             2,375,000
                   Thereafter       4,450,265

3.  CUMULATIVE REDEEMABLE PREFERRED STOCK

The cumulative, redeemable preferred stock is non-voting and has a minimum liquidating preference of $1,000 per share and is subject to redemption by the Company on the earlier of August 21, 1999 or the date of a redemption event, as defined in the Certificate of Incorporation. Dividends are fixed at $240,000 per year and are on a paid-in-kind basis.

                            Kenlin Pet Supply, Inc.

4.  INCOME TAXES

The provision for income taxes is comprised of the following:

                     PERIOD
                     ENDED
                    JULY 31              YEAR ENDED JULY 31
                     1993            1994                  1995
                  ---------        ------------------------------
Current:
  Federal         $ 112,800        $480,000            $  787,000
  State              36,900         160,226               238,000
                  ---------        --------           -----------
                    149,700         640,226             1,025,000
Deferred:
  Federal           (94,300)        (13,000)              (52,000)
  State             (27,200)         (4,000)              (13,000)
                  ---------        --------            ----------
                   (121,500)        (17,000)              (65,000)
                  ---------        --------            ----------
                  $  28,200        $623,226            $  960,000
                  =========        ========            ==========

The Company's income tax provisions differ from the statutory rate principally due to state income taxes and the nondeductibility of goodwill amortization for tax purposes.

The components of the Company's current and long-term deferred tax accounts consisted of the following:


                                    CURRENT    LONG-TERM     TOTAL
                                    -------    ----------   --------
JULY 31, 1994
Deferred tax assets:
Bonus accrual                       $ 19,100                $ 19,100
Accounts receivable allowance         58,000                  58,000
Capitalized inventory costs          112,000                 112,000
                                    --------                --------
Total deferred tax assets            189,100                 189,100

Deferred tax liabilities:
Tax over book depreciation                      $ 24,600      24,600
Prepaid expenses                      15,400                  15,400
State taxes                           10,600                  10,600
                                    --------    --------    --------
Total deferred tax liabilities        26,000      24,600      50,600
                                    --------    --------    --------
Net deferred tax assets             $163,100    $(24,600)   $138,500
                                    ========    ========    ========

                            Kenlin Pet Supply, Inc.

4.  INCOME TAXES (CONTINUED)


                                           CURRENT    LONG-TERM     TOTAL
                                           -------    ---------    --------
JULY 31, 1995
Deferred tax assets:
Book over tax amortization                              $33,700    $ 33,700
Bonus accrual                              $ 27,100                  27,100
Accounts receivable allowance                94,200                  94,200
Capitalized inventory costs                 124,800                 124,800
                                           --------     -------    --------
Total deferred tax assets                   246,100      33,700     279,800

Deferred tax liabilities:
Tax over book depreciation                               34,100      34,100
Prepaid expenses                             27,200                  27,200
State taxes                                  15,000                  15,000
                                           --------     -------    --------
Total deferred tax liabilities               42,200      34,100      76,300
                                           --------     -------    --------
Net deferred tax assets (liabilities)      $203,900     $  (400)   $203,500
                                           ========     =======    ========

No valuation allowance on deferred tax assets was considered necessary at either July 31, 1995 or 1994.

5.  COMMON STOCKHOLDERS' EQUITY

The Class A and Class C common stock are convertible into an equal number of shares of Class B common stock, and Class B common stock is convertible into an equal number of shares of Class A common stock. All shares of Class C common stock are subject to automatic conversion into an equal number of Class A common stock upon closing of the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 in an amount not less than $20 million in gross proceeds.

In consideration for making the Tranche B Note, the Company has issued to the bank Warrants to purchase up to 800 additional shares (plus additional "anti-dilution" shares) of the Company's Class A common stock. The Warrants are exercisable at $.01 per share, subject to adjustment under the terms of the Warrant. The Warrants are subject to mandatory redemption at the option of the holder at the earliest of August 21, 1997 or the occurrence of certain events which effectively repay the senior loans and revolving loan. Redemption at the option of the Company can also occur during certain periods as specified in the Warrant. The mandatory and optional redemptions will be at per share values defined in the Warrant and are based upon fair market value. The Warrant expires on August 21, 2002.

                            Kenlin Pet Supply, Inc.

5.  COMMON STOCKHOLDERS' EQUITY (CONTINUED)

The Company has entered into option agreements with two key employee stockholders which entitle them each to purchase Class A common stock in an amount up to 2% (plus additional "anti-dilution" shares) of total common stock on a fully diluted basis. These options become exercisable based upon a financial calculation at a price equal to $.10 per share. The options terminate at the earlier of August 21, 2012 or a terminating event, as defined.

At July 31, 1995, 7,779 shares of unissued Class A common stock of the Company were reserved for issuance in accordance with the terms of the convertible securities, the stock option agreements, and the Warrants and 7,000 shares of the Class B common stock were reserved for issuance under the terms of the convertible securities.

The Class B and Class C common stock are subject to put by the stockholder on or after August 22, 1997 and call by the Company on or after August 22, 1998, each at a price per share equal to the greater of the fair market value at the date of put or call or an amount calculated based upon certain financial information as defined in the Securities Purchase Agreement. The Agreement terminates on the date there are no longer any preferred or common shares outstanding.

Under certain circumstances, Class C common stock has special voting rights as compared to Class A common stock. In addition, the Company is party to a Registration Rights Agreement which provides certain shares with rights to request registration of their shares under the Securities Act of 1933 at any time after August 21, 1997.

6.  STOCK COMPENSATION PLAN

In August 1992, the Company established a Stock Compensation Plan under which shares of common stock may be issued and options may be granted at the discretion of the Board of Directors to employees, directors, officers, consultants and advisors. In November 1993 an option to purchase up to 101 shares of the Company's Class A common stock for $.10 per share was granted to an employee. The option vests in November 1995. The compensation element related to this grant was not material.

                            Kenlin Pet Supply, Inc.

7.  EMPLOYEE BENEFIT PLAN

During 1993, the Company established an employee profit sharing plan covering substantially all employees. The Company at its discretion contributes to the plan an amount determined by the Board of Directors. The Company has accrued $62,500, $52,500 and $50,500 for the years ended July 31, 1995 and 1994 and the period ended July 31, 1993, respectively.

8.  COMMITMENTS

The Company leases its principal warehouse and administrative facility under a five year non-cancellable operating lease with a 5 year renewal option. Rental expense under this operating lease was approximately $795,000, $714,000 and $714,000 for the years ended July 31, 1995 and 1994 and the period ended July 31, 1993, respectively.

Approximate minimum future lease payments for noncancellable operating leases with terms in excess of one year for each fiscal year are as follows:


                               1996      $924,000
                               1997       972,000
                               1998        51,000

The Company has entered into 5 year employment agreements with two key employee stockholders. Each agreement provides for an annual base salary plus an annual incentive bonus. The agreements expire on July 31, 1997.

9.  EVENTS SUBSEQUENT TO AUDITED FINANCIAL STATEMENTS

On November 9, 1995, the Company acquired certain assets and assumed certain liabilities of Specter Wholesale Supply, Inc., a company engaged in the distribution of pet supplies. The aggregate purchase price was approximately $1,200,000. The transaction was accounted for under the purchase method of accounting. In addition, the Company entered into a ten year non-competition agreement with the former owners for $500,000.

On June 18, 1996 the shareholders of the Company entered into an agreement with Central Garden and Pet Company to sell all of the outstanding common stock of the Company to Central Garden and Pet Company.

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